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                                                               EXHIBIT 23.2

December 10, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

RE:  The Advest Group, Inc.
     Registration on Form S-8

We are aware that our reports, dated July 18, 1996, April 18, 1996 and January 18, 1996, on our reviews of interim financial information of The Advest Group, Inc., included in the Company's quarterly reports on Form 10-Q for the quarters ended June 30, 1996, March 31, 1996 and December 31, 1995, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

Coopers & Lybrand L.L.P.